Exhibit 99.1

Supermicro Provides Third Quarter Fiscal 2025 Business Update and Preliminary Financial Results

SAN JOSE, Calif. – April 29, 2025 (BUSINESS WIRE) – Super Micro Computer Inc., (Nasdaq: SMCI), a Total IT Solution Provider for AI/ML, HPC, Cloud, Storage, and 5G/Edge, today announced a business update and unaudited preliminary financial results for the third quarter (Q3) of fiscal year 2025 ended March 31, 2025.

•New generation product design wins are robust
•During Q3 some delayed customer platform decisions moved sales into Q4
•The GAAP and Non-GAAP gross margin for Q3 was 220 basis points lower than Q2 primarily due to higher inventory reserves resulting from older generation products and expedite costs to enable time-to-market for new products

	Expected Range	Prior Guidance
Net Sales	$4.5B to $4.6B	$5.0B to $6.0B
GAAP diluted net income per common share	$0.16 to $0.17	$0.36 to $0.53
Non-GAAP diluted net income per common share	$0.29 to $0.31	$0.46 to $0.62

This unaudited financial information is based on preliminary results and management's estimates and is inherently uncertain and subject to revision in connection with the Company's financial closing procedures and finalization of the Company's financial statements for its third quarter of fiscal year 2025. Actual unaudited results for the third quarter of fiscal year 2025 may differ materially from these preliminary unaudited financial results.

Conference Call and Webcast Information
Supermicro will present a live audio webcast of a conference call to review its third quarter of fiscal year 2025 on Tuesday, May 6, 2025, at 5:00 p.m. ET / 2:00 p.m. PT.

The webcast will be available at https://ir.supermicro.com.

A replay of the webcast will be available shortly after the call at the same website and will remain accessible for one year.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the estimated fiscal year 2025 third quarter preliminary financial information, including net sales, GAAP and non-GAAP gross margin and diluted net income per common share and the timing of certain sales being recognized. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated, including completion of the Company's financial closing procedures and finalization of the Company's unaudited financial statements for its third quarter of fiscal year 2025. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings, particularly in our Annual Report on Form 10-K for our fiscal year ended June 30, 2024.

Use of Non-GAAP Financial Measures

Non-GAAP diluted net income per common share discussed in this press release adds back stock-based compensation expense adjusted for the related tax effect. Management presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the Company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company's financial and operational performance. However, the non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. The reconciliation between the Company’s GAAP diluted net income per common share and non-GAAP diluted net income per common share for the third quarter of fiscal year 2025 includes stock-based compensation expense of approximately $85 million plus approximately $30 million of debt extinguishment expenses, less the related tax benefit of approximately $30 million for these two items. The Company’s projections for GAAP and non-GAAP net income per diluted share assume a tax rate of approximately 5.1% and 15.5%, respectively, and a fully diluted share count of 621.8 million shares for GAAP and fully diluted share count of 635.9 million shares for non-GAAP.

About Super Micro Computer, Inc.

Supermicro (NASDAQ: SMCI) is a global leader in Application-Optimized Total IT Solutions. Founded and operating in San Jose, California, Supermicro is committed to delivering first-to-market innovation for Enterprise, Cloud, AI, and 5G Telco/Edge IT Infrastructure. We are a Total IT Solutions manufacturer with server, AI, storage, IoT, switch systems, software, and support services. Supermicro's motherboard, power, and chassis design expertise further enables our development and production, enabling next-generation innovation from cloud to edge for our global customers. Our products are designed and manufactured in-house (in the US, Taiwan, and the Netherlands), leveraging global operations for scale and efficiency and optimized to improve TCO and reduce environmental impact (Green Computing). The award-winning portfolio of Server Building Block Solutions® allows customers to optimize for their exact workload and application by selecting from a broad family of systems built from our flexible and reusable building blocks that support a comprehensive set of form factors, processors, memory, GPUs, storage, networking, power, and cooling solutions (air-conditioned, free air cooling or liquid cooling).

Supermicro, Server Building Block Solutions, and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc.

All other brands, names, and trademarks are the property of their respective owners.

Investor Relations Contact
email: ir@supermicro.com

Source: Super Micro Computer, Inc.